CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(In thousands, except per share data)

                Quarters Ended        Nine Months Ended
                  Sept.26,   Sept.27,   Sept.26,   Sept.27,
                    1998       1997       1998       1997

                BASIC
Earnings
Earnings before extraordinary
  loss          $  30,592  $  24,822  $ 102,330  $  83,201

Extraordinary loss on early extinguishment
  of debt          (5,674)    (1,882)   (21,468)    (3,109)

Net earnings    $  24,918  $  22,940  $  80,862  $  80,092

Shares
Weighted average shares
 outstanding       74,460     73,508     74,331     73,309

Per share
Earnings before extraordinary
  loss          $    .41   $    .33   $   1.37   $   1.13

Extraordinary loss on early extinguishment
  of debt           (.07)      (.02)      (.28)      (.04)

Net earnings    $    .34   $    .31   $   1.09   $   1.09

                DILUTED
Earnings
Earnings before extraordinary
  loss          $  30,592  $  24,822  $ 102,330  $  83,201

Extraordinary loss on early extinguishment
  of debt          (5,674)    (1,882)   (21,468)    (3,109)

Net earnings    $  24,918  $  22,940  $  80,862  $  80,092

Shares
Weighted average shares
 outstanding       74,460     73,508     74,331     73,309

Common stock
 equivalents        1,823      2,117      2,189      1,902

Average shares
 outstanding       76,283     75,625     76,520     75,211

Per share
Earnings before extraordinary
  loss          $    .40   $    .32   $   1.34   $   1.10

Extraordinary loss on early extinguishment
  of debt           (.07)      (.02)      (.28)      (.04)

Net earnings    $    .33   $    .30   $   1.06   $   1.06